EXHIBIT 19

GOLDEN ENTERTAINMENT, INC.
INSIDER TRADING COMPLIANCE POLICY AND PROCEDURES
(as amended through May 3, 2024)
THIS POLICY IS APPLICABLE TO ALL DIRECTORS, OFFICERS AND EMPLOYEES OF GOLDEN ENTERTAINMENT, INC. AND ITS SUBSIDIARIES.
INTRODUCTION
Federal and state laws prohibit trading in the securities of a company while in possession of material nonpublic information and in breach of a duty of trust or confidence. These laws also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade. Violating such laws can undermine investor trust, harm the reputation and integrity of Golden Entertainment, Inc. (together with its subsidiaries, the “Company”), and result in dismissal from the Company or even serious criminal and civil charges against the individual and the Company. The Company reserves the right to take whatever disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.
The Securities and Exchange Commission is authorized to seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation” e.g., an issuer such as the Company. Civil penalties for persons who control violators can equal the greater of $1,000,000 or three times the profit gained or losses avoided. Thus, even for violations that result in a small profit gained or loss avoided, the Securities and Exchange Commission can seek a minimum of $1,000,000 from a company. Companies may also be subject to criminal penalty of $2,500,000 for insider trading violations committed by directors, officers and employees. Accordingly, when the maximum criminal penalty is combined with the maximum civil penalty, companies whose directors, officers or employees trade on the basis of insider information may be liable for up to $3,500,000 even for violations that yield a small profit gained or loss avoided.
The statute also provides that any “controlling person” may be liable for civil penalties up to the amount specified above if the controlling person both (i) knew or recklessly disregarded the fact that the director, officer or employee was likely to engage in a violation and (ii) failed to take appropriate steps to prevent that violation before it occurred.
Given all of these factors, the Company has determined to provide specific guidance to our officers, directors and employees concerning the propriety of various personal securities transactions to ensure that neither the Company nor its directors, officers or employees violate insider trading laws.
The federal securities law and regulations have been held to prohibit the purchase or sale of a security at a time when the person trading in that security possesses material, nonpublic information concerning the issuer of the security, or the market for the security, which has not yet become a matter of general public knowledge and which has been obtained or is being used under a duty to maintain the information in confidence. Communication of nonpublic information to a third party, under circumstances where improper trading can be anticipated, is also prohibited.

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STATEMENT OF COMPANY POLICY
Persons Covered
This Insider Trading Compliance Policy and Procedures (this “Policy”) applies to all officers, directors and employees of the Company. For purposes of this Policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). Individuals subject to this Policy are responsible for ensuring that members of their household comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy as if they were for the individual’s own account. The Company may determine that this Policy applies to additional persons with access to material nonpublic information, such as contractors or consultants. Officers, directors and employees of the Company, together with any other person designated as being subject to this Policy by the Chief Financial Officer, are referred to collectively as “Covered Persons.” Questions regarding the Policy should be directed to the Chief Financial Officer or the General Counsel.
General Policy
No Covered Person shall purchase or sell any type of security while in possession of material nonpublic information relating to the security or the issuer of such security in breach of a duty of trust or confidence, whether the issuer of such security is the Company or any other company. In addition, if a Covered Person is in possession of material nonpublic information about other publicly-traded companies, such as suppliers, customers, competitors or potential acquisition targets, the Covered Person may not trade in such other companies’ securities until the information becomes public or is no longer material. Further, no Covered Person shall purchase or sell any security of any other company, including another company in the Company’s industry, while in possession of material nonpublic information if such information is obtained in the course of the Covered Person’s employment or service with the Company.
In addition, Covered Persons shall not directly or indirectly communicate material nonpublic information to anyone outside the Company (except in accordance with the Company’s policies regarding confidential information) or to anyone within the Company other than on a “need-to-know” basis.
The term “securities” includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.
The terms “purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, transfers, gifts, and acquisitions and exercises of warrants or puts, calls, pledging and margin loans, or other derivative securities.
These prohibitions do not apply to:
•    purchases of the Company’s securities from the Company, or sales of the Company’s securities to the Company;
•    exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, in each case, that do not involve a market sale of the Company’s securities (note that the “cashless exercise” of a Company stock option or other equity award through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception); and
•    purchases or sales of the Company’s securities made pursuant to a plan adopted to comply with the Exchange Act Rule 10b5-1 (“Rule 10b5-1”).

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The laws and regulations concerning insider trading are complex, and Covered Persons are encouraged to seek guidance from the General Counsel prior to considering a transaction in Company securities.
Pre-Clearance Requirement
    Since it often is difficult to determine whether the standards specified above have been satisfied, it is the policy of this Company that directors, officers and certain employees who have regular access to material financial information and who are identified by the Chief Financial Officer from time to time on a list to be appended to this Policy (each a “Listed Employee”) (as well as any individual or entity covered by this Policy by virtue of their relationship to such director, officer or Listed Employee) must not trade in securities of the Company or securities of any company or publicly traded partnership that is a significant customer of, or significant supplier to, the Company, whether or not the director, officer or Listed Employee possesses specific material nonpublic information, unless the director, officer or Listed Employee first receives the written permission of the Chief Financial Officer (or, in the case of a trade by the Chief Financial Officer, the General Counsel). Directors, officers and Listed Employees who wish to trade in securities of the Company or securities of any company or publicly traded partnership specified by the Company to be a significant customer of, or significant supplier to, the Company must complete and deliver to the Chief Financial Officer or the General Counsel the form attached hereto as Exhibit A, at least two business days before the proposed transaction will occur and the director, officer or Listed Employee must then receive the written permission of the Chief Financial Officer (or the General Counsel, as applicable) prior to undertaking the transaction. Please note that the pre-clearance requirement is not limited to sales of Company securities, but also covers gifts and other transactions in Company securities. The Chief Financial Officer (or the General Counsel, as applicable) shall have sole discretion to decide whether to clear any contemplated transaction. The Chief Financial Officer’s written permission will be valid for a period of five trading days. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five trading day period must be submitted for pre-clearance determination again prior to execution. Notwithstanding receipt of preclearance, if the director, officer or Listed Employee becomes aware of material nonpublic information, or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed. Transactions under a previously established Rule 10b5-1 Trading Plan that has been preapproved in accordance with this Policy are not subject to further pre-clearance.
    Pre-clearance should not be understood to represent legal advice by the Company or the Chief Financial Officer or General Counsel that a proposed transaction complies with the law. None of the Company, the Chief Financial Officer, the General Counsel or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance. Notwithstanding any pre-clearance of a transaction pursuant to this policy, none of the Company, the Chief Financial Officer or the General Counsel or any other Company employee assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction.
For purposes of this policy, a company would be a significant customer or significant supplier if its business with this Company constituted either a material or important portion of this Company’s business or a material or important portion of its own business. All inquiries in this regard, including, without limitation, inquiries as to whether a company is a significant customer of or significant supplier to the Company, should be directed to the Chief Financial Officer.
Trading Window Period
While any transaction in securities of the Company or securities of any company or publicly traded partnership specified by the Company to be a significant customer of, or significant supplier to, the Company must receive the written permission of the Chief Financial Officer, the Company has established a “Trading Window Period” for trading in the Company’s securities to give some additional guidance to our directors, officers and Listed Employees concerning the timing and propriety of various personal transactions in the Company’s securities.
During a Trading Window Period it will generally be appropriate and permissible for directors, officers and Listed Employees of the Company to engage in personal transactions involving the Company’s securities. The Trading Window Period should help provide our directors, officers and Listed Employees some guidance in

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planning their personal financial affairs and securities transactions and, at the same time, allow the Company to better ensure compliance with the insider trader laws.
The “Trading Window Period” is the period beginning two full trading days after the public release of earnings data for a fiscal quarter or year and ending seven calendar days prior to the end of the next fiscal quarter. A “trading day” is a day on which U.S. national stock exchanges are open for trading. If, for example, the Company were to make an announcement on Monday prior to 9:30 a.m. Eastern Time, then the Trading Window Period would start after the close of trading on Tuesday. If an announcement were made on Monday after 9:30 a.m. Eastern Time, then the Trading Window Period would start after the close of trading on Wednesday.
The Chief Financial Officer may recommend that directors, officers, employees or others suspend trading in Company securities because of developments that have not yet been disclosed to the public (see below, under “Blackout Period”). Subject to applicable exceptions noted in the General Policy above, all of those individuals affected should not trade in the Company’s securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading. The Trading Window Period does not include any trading suspension period declared by the Company or the Chief Financial Officer.
The Trading Window Period should be used as a guide and there is no guarantee that the Chief Financial Officer or General Counsel will ever be able to authorize a securities transaction covered by this Policy regardless of the timing or date of the request. Obviously, in no event may a director, officer or employee trade in securities subject to this policy if such person possesses any material nonpublic information.
Post-Termination Transactions
If an individual is in possession of material nonpublic information when the individual’s service terminates, the individual may not trade in the Company’s securities until that information has become public or is no longer material.
Prohibited Transactions
The Company has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company’s securities.
•Short Sales. Short sales of the Company’s securities are prohibited by this Policy. Short sales of the Company’s securities, or sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale, evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, Section 16(c) of the Exchange Act prohibits Section 16 reporting persons (i.e., directors, officers, and the Company’s 10% stockholders) from making short sales of the Company’s equity securities.
•Derivatives. Transactions in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange, on an over-the-counter market, or in any other organized market, are prohibited by this Policy. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and, therefore, creates the appearance that a Covered Person is trading based on material nonpublic information. Transactions in options, whether traded on an exchange, on an over-the-counter market, or any other organized market, also may focus a Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives.
•Hedging Transactions. Hedging transactions involving the Company’s securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, are prohibited by this Policy. Such transactions allow the Covered Person to continue to own the covered securities, but without

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the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other stockholders.Blackout Periods
From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, the persons who are aware of the event may not trade in the Company’s securities. The existence of a blackout period will only be announced to those persons who are aware of the event giving rise to the blackout, and such persons may not trade in the Company’s securities during the blackout period. If a director or officer submits a request to trade to the Chief Financial Officer during a blackout period, the Chief Financial Officer will inform the requesting person of the existence of a blackout period. Any person made aware of the existence of a blackout period may not trade in the Company’s securities during the blackout period and he or she should not disclose the existence of the blackout to any other person. The failure of the Chief Financial Officer to designate a person as being subject to a blackout period will not relieve the person of the obligation not to trade in the Company’s securities while aware of material nonpublic information. Even if a blackout period is not in effect, at no time may a director, officer or employee trade in the Company’s securities if aware of material nonpublic information about the Company.
10b5-1 Trading Plans
The trading restrictions set forth in this Policy, other than those transactions described under “Prohibited Transactions,” do not apply to transactions under a previously established contract, plan or instruction to trade in the Company’s securities entered into in accordance with Rule 10b5-1 (a “Trading Plan”) that (x) has been submitted to and preapproved by the Chief Financial Officer, (y) has been entered into in good faith at a time when the individual was not in possession of material nonpublic information about the Company, and (z) is fully compliant with all applicable requirements of Rule 10b5-1 and other securities laws and regulations (including with regard to the requisite “cooling off period” thereunder and all required representations and other terms). All Trading Plans must (1) specify the amounts, prices, and dates of all transactions under the Trading Plan or provide a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and (2) prohibit the individual from exercising any subsequent influence over the transactions. Questions regarding the requirements and pre-requisites for adopting any Trading Plan should be directed to the General Counsel.
The Chief Financial Officer or General Counsel may impose such other conditions on the implementation and operation of the Trading Plan as they may deem necessary or advisable. Individuals may not adopt more than one Trading Plan or modify any Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by the Chief Financial Officer. The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Chief Financial Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.
Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Chief Financial Officer or the General Counsel or any other Company employee assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan.
Material Nonpublic Information
Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative, and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.
Examples of material information may include (but are not limited to) information about:

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•corporate earnings or earnings forecasts;
•possible mergers, acquisitions, tender offers, or dispositions;
•major new products or product developments;
•important business developments, such as developments regarding strategic collaborations;
•management or control changes;
•significant financing developments including pending public sales or offerings of debt or equity securities;
•defaults on borrowings;
•bankruptcies;
•cybersecurity or data security incidents; and
•significant litigation or regulatory actions.
Information is “nonpublic” if it is not available to the general public. In order for information to be considered “public,” it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the U.S. Securities and Exchange Commission (the “SEC”) or a Regulation FD-compliant conference call. The Chief Financial Officer shall have sole discretion to decide whether information is public for purposes of this Policy.
The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, the passage of two full trading days following release of the information to the public, is a reasonable waiting period before such information is deemed to be public.
Confidentiality of Material Nonpublic Information
Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. In particular, Regulation FD prohibits the selective disclosure of material nonpublic information to securities market professionals and investors who may trade on the basis of the information. Inadvertent disclosures of confidential or material nonpublic information may expose the Company and you to significant risk of investigation and litigation.
The timing and nature of the Company’s disclosures of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company and its management. As a result, it is important that responses to inquiries about the Company by the press, investment analysts, others in the financial community, shareholders, potential investors or regulators be made on the Company’s behalf ONLY through authorized individuals. Accordingly, the following procedures should be followed in handling such inquiries.
•Only employees specifically authorized by the Company may answer questions about or disclose information concerning the Company.
•Inquiries from the press, investment analysts, others in the financial community, potential investors or shareholders should be referred to the Chief Financial Officer or President.
•Inquiries from the SEC, NASDAQ or other regulators should be referred to the Chief Financial Officer or General Counsel.
•The Company may designate other official spokespersons from time to time.

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•For inquiries received by directors, officers or employees (other than a designated spokesperson), the following response generally will be appropriate:
“As to these types of matters, the Golden spokesperson is the Chief Financial Officer. If you need information from Golden regarding this matter, you will need to contact him/her.”
Avoid making statements such as “there are no corporate developments” or “the company knows of no corporate development”. Even if the Company has no material nonpublic information at the time such a statement is made, by making such a statement, it may be undertaking an affirmative disclosure obligation if the facts change, and also may make reliance on a “no comment” policy considerably more difficult in the future.
Interpretation, Amendment and Implementation of this Policy
The Chief Financial Officer and the General Counsel shall have the authority to interpret and update this Policy and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the Chief Financial Officer or the General Counsel, may include amendments to or departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws.
Actions taken by the Company, the Chief Financial Officer, the General Counsel or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with securities laws.
FURTHER ASSISTANCE
Any person who has a question concerning the propriety of a proposed transaction, or who has a question about the policy generally, including whether a company is a significant customer of or significant supplier to the Company, may obtain additional guidance from the Company’s Chief Financial Officer or General Counsel.

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Exhibit A

REQUEST TO TRADE SECURITIES

TO:    Compliance Committee of Golden Entertainment, Inc. as defined by the Golden Entertainment, Inc. Insider Trading Compliance Policy and Procedures
FROM:     __________________________________________
RE:    Pending Securities Transaction
DATE:    __________________________________________

The undersigned intends to buy/sell/exercise & hold/exercise & sell/gift/pledge (circle all that apply) up to _____________________________ shares of Common Stock of Golden Entertainment, Inc. within a period of five trading days starting on _______________________________ . In connection with the pending transaction, the undersigned hereby requests permission from Golden Entertainment, Inc. to engage in the above described transaction and hereby certified to Golden Entertainment, Inc., that, to the best knowledge of the undersigned, he/she is not in possession of any information that is not also available to the public at large or which could affect the market price of the above security or to which a reasonable investor would attach importance in deciding whether to buy, sell, or retain such security. In addition, if the undersigned holds a position of senior vice president or above, the undersigned is responsible to provide evidence of compliance with the Company’s stock ownership guidelines prior to obtaining approval to trade. Under the stock ownership guidelines, ownership of common stock includes (a) shares held of record or beneficially by the executive, by his or her spouse, or by trusts for the benefit of executive, his or her spouse, or members of is or her immediate family; (b) shares held in a 401(k) or other qualified pension, profit-sharing or deferred compensation plan for the benefit of executive; (c) time-based restricted stock unit awards; and (d) certified, or earned, performance-based restricted stock unit awards.
                        ____________________________________
                        (signed)
DIRECTORS, EXECUTIVE OFFICERS, AND PRINCIPAL STOCK HOLDERS (if applicable)
    As a director, executive officer or principal stock holder of Golden Entertainment, Inc., the undersigned duly represents that he/she has not purchased or sold an equity security of Golden Entertainment, Inc. within six months of the date of this request. If such purchase or sale was made, details are furnished with this request to allow the Compliance Committee to consider the implication of further activity in regards to Section 16(b) of the Security Exchange Act of 1934, prior to the approval of this request.
                        ____________________________________
                        (signed)
Approved this __________ day of __________, __________

GOLDEN ENTERTAINMENT, INC.

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By ________________________________     By
Chief Financial Officer    General Counsel

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